                                                                      Exhibit 11

                                 BHA GROUP, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                THREE MONTHS ENDED             NINE MONTHS ENDED
                                                     JUNE 30,                       JUNE 30,
                                             --------------------------      ---------------------
                                               1996           1995           1996           1995
                                               ----           ----           ----           ----
Net earnings                                 $1,780,120   $1,484,338       $5,026,286   $4,475,989
Weighted average number of common
     and common stock equivalent
     shares:

         Weighted average number of
              outstanding common shares       6,016,649    6,137,190        6,011,217    6,309,927

         Dilutive effect (excess of number
              of shares issuable over
              number of shares assumed to
              be repurchased with the
              proceeds of exercised
              options based on the average
              market price during the
              period)                           149,375      140,937          127,513      133,373
                                             ----------   ----------       ----------   ----------
                                              6,166,024    6,278,127        6,138,730    6,443,300

Earnings per common and common
     stock equivalent shares:                $      .29   $      .24       $      .82   $      .69
                                             ----------   ----------       ----------   ----------

Weighted average number of common
     and common stock equivalent
     shares, assuming full dilution:

     Additional dilutive effect (reduction
     in number of shares assumed to
     be repurchased with the
     proceeds of exercised stock
     options based on the end of the
     period market price of the stock,
     if higher than the average price)            --          --              14,052        --
                                             ----------   ----------      ----------   ----------
                                              6,166,024    6,278,127       6,152,782    6,443,300
                                             ----------   ----------      ----------   ----------

Earnings per common and common
     stock equivalent shares assuming
     full dilution:                          $      .29   $      .24       $     .82    $     .69
                                             ----------   ----------      ----------   ----------


Note: The weighted average number of shares outstanding for all periods presented have been adjusted to reflect the 10% stock dividend announced in June of 1996.

                                                                     Exhibit 27